EXHIBIT 23.3

                          Consent of Ernst & Young LLP,

                              Independent Auditors,

                               dated June 23, 2003

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                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 22, 2002, except for Note 9 as to which the date is September 30, 2002; February 22, 2002, except for Note 10 as to which the date is September 30, 2002; and March 1, 2002, with respect to the financial statements of Prime Care One Portfolio (a Group of Related Properties to be Acquired by CNL Retirement Properties, Inc.), Prime Care Two, LLC and Prime Care Eight, LLC, respectively, included in the Post-Effective Amendment No. 1 to the Form S-11 Registration Statement (Form S-11 No. 333-100347) and related prospectus of CNL Retirement Properties, Inc.


/s/ Ernst & Young LLP
---------------------------
Ernst & Young LLP

Indianapolis, Indiana
June 23, 2003